Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 9, 2008, by and between Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), and the Person executing this Agreement as “Stockholder” on the signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, the Board of Directors has previously determined that it is in the best interests of the Company to amend the Company’s 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) to increase the number of shares of Class A common stock available for issuance thereunder by 5,000,000 shares (the “2007 Plan Proposal”);

WHEREAS, the Board of Directors has approved the inclusion of the 2007 Plan Proposal in a proxy statement to be delivered to the Company’s stockholders;

WHEREAS, in order to comply with the rules of the New York Stock Exchange, the Company must obtain the requisite stockholder approval for the 2007 Plan Proposal;

WHEREAS, the Stockholder is the Beneficial Owner (as defined below) of, and has the right to vote, that number of shares of Company Common Stock (as defined below) set forth across from such Stockholder’s name on Schedule I hereto; and

WHEREAS, the Company has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I. CERTAIN DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement:

(a) “Beneficial Owner”, “Beneficial Ownership” or “Beneficially Owned” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

(b) “Company Common Stock” shall mean, collectively, Company Class A common stock, Company Class B common stock, and Company Class C common stock and will also include for purposes of this Agreement all shares or other voting securities into which Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Company Common Stock and entitled to vote in respect of the matters contemplated by Article II.

(c) “Encumbrances” shall mean any lien, encumbrance, charge, mortgage, option, pledge, security interest or similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title or restrictions on transfer of any nature whatsoever.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.

(e) “Expiration Time” means the earliest to occur of (i) the certification of the vote on the 2007 Plan Proposal at the Stockholder Meeting or (ii) any other form of approval by the Company’s stockholders (including by written consent of stockholders of the Company holding the requisite number of shares) of the 2007 Plan Proposal or (iii) the date of the next annual meeting of stockholders of the Company or (iv) June 15, 2009.

(f) “Governmental Authority” shall mean any local, state, federal or foreign court, legislative, executive, administrative, governmental or regulatory authority or agency or arbitral or similar forum.

(g) “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered into by or with any Governmental Authority.

(h) “Law” shall mean any constitution, treaty, statute, law, ordinance, regulation, rule, standard, code, rule of common law or other requirement or rule enacted or promulgated by any Governmental Authority.

(i) “Owned Company Common Stock” means the shares of Company Common Stock set forth across from such Stockholder’s name on Schedule I hereto which are Beneficially Owned by such Stockholder as of the specified time.

(j) “SEC” shall mean the U.S. Securities and Exchange Commission.

(k) “Stockholder Meeting” means a special meeting of the Company’s stockholders called for purposes of voting upon the 2007 Plan Proposal and any other matters submitted for the vote of the Company’s stockholders.

(l) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any contract, agreement, commitment, understanding or other obligation, whether written or oral, to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, in each case other than in connection with a bona fide pledge to a commercial bank to secure borrowings in the ordinary course of the Stockholder’s business whereby the Stockholder retains all voting rights prior to default.

II. AGREEMENT TO VOTE

Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, the Stockholder agrees that from and after the date hereof and until the Expiration Time or the earlier termination of this Agreement pursuant to Section 5.1, at the Stockholder Meeting or at any adjournment, postponement or continuation of the Stockholder Meeting, or in connection with any written consent of the Company’s stockholders pursuant to which approval of the 2007 Plan Proposal by the Company’s stockholders is sought, subject to the absence of any Governmental Order or Law preventing such action, the Stockholder will (A) appear at such meeting or otherwise cause its Owned Company Common Stock to be counted as present thereat for purposes of calculating a quorum, and (B) vote, or instruct to be voted (including by written consent, if applicable), in favor of the approval of the 2007 Plan Proposal all of its Owned Company Common Stock owned (x) as of the record date with respect to such Stockholder Meeting or (y) the date that any written consent is executed by such Stockholder where no such Stockholder Meeting is held to approve the 2007 Plan Proposal (either (x) or (y), as the case may be, the “Record Date”); provided that the Stockholder shall be obligated under this Agreement to vote its Owned Company Common Stock owned as of the Record Date in favor of or otherwise consent to or approve the 2007 Plan Proposal only if a majority of the directors on the Board of Directors of the Company continue to recommend to the Company’s stockholders that they approve the 2007 Plan Proposal. Except as expressly set forth in this Agreement or the SK Telecom Voting Agreement (as defined below) or the Stockholders’ Agreement (as defined below), the Stockholder may vote its Owned Company Common Stock in its discretion on all other matters submitted for the vote of stockholders of the Company or in connection with any written consent of the Company’s stockholders.

Section 2.2 Additional Company Common Stock. The Stockholder hereby agrees, from the date hereof until this Agreement is terminated pursuant to Section 5.1, to promptly notify the Company of the number of shares of any new Company Common Stock with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof. The filing of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act by the Stockholder in connection with such acquisition shall be deemed to satisfy such notice requirement. Any such Company Common Stock shall automatically become subject to the terms of this Agreement, shall be treated for purposes of this Agreement as though such Company Common Stock were owned by such Stockholder as of the date hereof and shall be considered Owned Company Common Stock from the date of its acquisition by the Stockholder.

Section 2.3 Restrictions on Transfer, Etc. Except as provided for herein, the Stockholder agrees (i) from the date hereof until the earlier of March 1, 2009 or the date of which this Agreement is terminated pursuant to Section 5.1, not to directly or indirectly Transfer any Owned Company Common Stock and (ii) until the date of which this Agreement is terminated pursuant to Section 5.1, not to grant any proxy with respect to such Stockholder’s Owned Company Common Stock, deposit such Stockholder’s Owned Company Common Stock into a voting trust, enter into a voting agreement with respect to any of such Stockholder’s Owned Company Common Stock or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto, in each case in this clause (ii) for an action that is inconsistent with the Stockholder’s obligations under this Agreement. Any action attempted to be taken in violation of the preceding sentence will be null and void, unless, in each case, the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Stockholders. The Stockholder represents and warrants to the Company as of the date of this Agreement as follows:

(a) Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(b) Such Stockholder is the Beneficial Owner, free and clear of any Encumbrance (other than those arising under this Agreement, the Voting Agreement by and between SK Telecom USA, Inc. (“SK Telecom”), the Stockholder and solely for purposes of Sections 5.1 and 6.8 thereto, the Company, dated June 27, 2008 (the “SK Telecom Voting Agreement”), or the Amended and Restated Stockholders’ Agreement, by and among the Company, Corvina Holdings Limited, the Stockholder, SK Telecom and Sprint Ventures, Inc., dated August 22, 2008, (the “Stockholders’ Agreement”)) of the shares of Owned Company Common Stock which, as of the date hereof, are set forth across from such Stockholder’s name on Schedule I hereto and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any stockholder agreements, voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to, such Stockholder’s Owned Company Common Stock (other than the SK Telecom Voting Agreement and the Stockholders’ Agreement) that are inconsistent with or violative of the obligations of the Stockholder herein. The shares of Company Common Stock set forth across from such Stockholder’s name on Schedule I hereto constitute all of the capital stock of Company that is Beneficially Owned by such Stockholder as of the date hereof.

(c) Other than the filing by such Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations under this Agreement (i) requires any consent, authorization, approval or permission of, or filing with or notification to, any Governmental Authority by such Stockholder, (ii) will result in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default under (or gives rise to any third party right of termination, cancellation, material modification or acceleration under), any organizational document of such Stockholder or any contract or agreement to which such Stockholder is a party or by which such Stockholder or such Stockholder’s Owned Company Common Stock may be bound, or (iii) will violate any Governmental Order or Law applicable to such Stockholder or any of such Stockholder’s Owned Company Common Stock, except in the case of clauses (ii) and (iii) for any such violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations under this Agreement.

IV. ADDITIONAL COVENANTS OF THE STOCKHOLDER

Section 4.1 Non-Interference. The Stockholder, solely in its capacity as a stockholder of the Company, agrees that prior to the termination of this Agreement, such Stockholder shall not make any public announcement that would have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

V. TERMINATION

Section 5.1 Termination. Subject to Section 5.2, this Agreement (i) may be terminated by the mutual written consent of the parties hereto or (ii) shall terminate without further action at the Expiration Time.

Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.

VI. GENERAL

Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or reputable overnight courier service or by facsimile, (i) if to the Stockholder, to the address of the Stockholder set forth on Schedule I hereto, and (ii) if to the Company, to the Company’s principal executive offices, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Notice is deemed given (a) when delivered, if delivered personally to the recipient, (b) when sent, if sent by facsimile with a copy of such facsimile sent to the recipient by reputable overnight courier service (charges prepaid) on the same day, or (c) one business day after being sent to the recipient, if sent by reputable overnight courier service (charges prepaid).

Section 6.2 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 6.4 Jurisdiction; Forum.

(a) By the execution and delivery of this Agreement, the parties hereto submit to the personal jurisdiction of any state or federal court in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement.

(b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by Law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 6.6 Successors and Assigns; Binding Effect. Except as contemplated in Section 2.3, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence and notwithstanding anything to the contrary, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 6.8 Amendments. This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

Section 6.9 Extension; Waiver. At any time prior to the termination of this Agreement, the Company, on the one hand, and the Stockholder, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.10 Fees and Expenses. Except for the filing by Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act arising out of this Agreement, for which the Company shall reimburse Stockholder its reasonable costs in an amount not to exceed $5,000, and as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into this Agreement and the consummation of the transactions contemplated hereby.

Section 6.11 Entire Agreement. This Agreement, including any schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.

Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or electronic mail (including in PDF format) is to be treated as an original document. The signature of any party thereon, for purposes hereof, shall be considered as an original signature, and the document transmitted shall be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or scanned document shall be re-executed in original form by the parties who executed the facsimile, telecopy or scanned document. No party may raise the use of a facsimile machine, telecopier or electronic mail or the fact that any signature was transmitted through the use of a facsimile, telecopier or electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

Section 6.15 Stockholder Capacity. No Person who owns, directly or indirectly, any capital stock of the Stockholder or any director or officer of the Stockholder, in each case, who is or becomes during the term of this Agreement a director or officer of the Company or any of its affiliates will be deemed to make any agreement or understanding in this Agreement in that Person’s capacity as a director or officer of Company or any such affiliate. The Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Owned Company Common Stock, and nothing in this Agreement will limit or affect any actions taken by any Person who owns, directly or indirectly, any capital stock of the Stockholder or any director or officer of the Stockholder in his or her capacity as a director or officer of the Company or any of its affiliates. Without limiting the generality of the foregoing, the Company acknowledges that Frances Brandon-Farrow, Robert Samuelson and Mark Poole are members of the Board of Directors of the Company and are also affiliated with Corvina Holdings Limited and its parent, and that the foregoing persons in their respective capacity as members of the Board of Directors of the Company may, in the exercise of their fiduciary duties, take actions that would violate this Agreement if such actions were taken by the Stockholder. The Company agrees that no such action taken in such individual’s capacity as a member of the Board of Directors of the Company will be deemed a violation of this Agreement.

Section 6.16 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank. Signature Page Follows.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

VIRGIN MOBILE USA, INC.

By:	/s/ Peter Lurie
Name: Peter Lurie Title: General Counsel

CORVINA HOLDINGS LIMITED

By:	/s/ Paul Fauvel
Name: Paul Fauvel Title: Alternate Director to Frank Dearie

Schedule I

Stockholder Name and Address	Number of shares of Company Common Stock Beneficially Owned
Corvina Holdings Limited La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands Attention: RBC Secretaries (CI) Limited

Corvina owns 22,795,304 shares of Class A common stock and 115,061 shares of Class C common stock in Virgin Mobile USA Inc.

Corvina may be deemed to be the Beneficial Owner of shares of Company Common Stock Beneficially Owned by Sprint Ventures Inc. and SK Telecom as a result of the Stockholders’ Agreement; however, the Stockholder does not have voting power with respect to any such shares in connection with the 2007 Plan Proposal and the Stockholder shall not be deemed to be the Beneficial Owner of such shares for purposes of this Agreement.

* In addition, Corvina owns 25,000 shares of Series A Preferred Stock in Virgin Mobile USA Inc. that shall not be subject to this Agreement unless and until (i) the shareholders of the Company have approved voting and conversion rights for such shares, and (ii) such shares are otherwise eligible to be voted with respect to the 2007 Plan Proposal.